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                                                                    EXHIBIT 3.03


                          PHARMCHEM LABORATORIES, INC.
                  AMENDMENTS TO BY-LAWS, DATED OCTOBER 21, 1998


     RESOLVED, that the Corporation be hereby authorized to enter into Indemnification Agreements in substantially the form presented at this meeting with all of the directors and officers of the Corporation and such key employees of the Corporation as management of the Corporation shall determine.

     RESOLVED, that Section 6.3 of the By-Laws of the Corporation is hereby deleted.

     RESOLVED that Section 2.4 of the Bylaws of the Corporation be amended to read as follows:

     "2.4 NOTICE OF SHAREHOLDERS' MEETING; ADVANCE NOTICE OF SHAREHOLDER PROPOSED BUSINESS

          All notices of meetings of shareholders shall be sent or otherwise given in accordance with Section 2.5 of these bylaws not less than ten (10) (or, if sent by third-class mail pursuant to Section 2.5 of these bylaws, thirty (30)) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date, and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted (no business other than that specified in the notice may be transacted) or (ii) (in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the shareholders (but subject to the provisions of the next paragraph of this Section 2.4 any proper matter may be presented by the board of directors at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board intends to present for election.

          If action is proposed to be taken at any meeting for approval of (i) a contract or transaction in which a director has a direct or indirect financial interest, pursuant to Section 310 of the Corporations Code of California (the "Code"), (ii) an amendment of the articles of incorporation, pursuant to Section 902 of the Code, (iii) a reorganization of the corporation, pursuant to Section 1201 of the Code, (iv) a voluntary dissolution of the corporation, pursuant to Section 1900 of the Code, or
     (v) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares, pursuant to Section 2007 of the Code, then the notice shall also state the general nature of that proposal.

          At any meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the board of directors in accordance with this Section 2.4,

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     otherwise properly brought before the meeting by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a shareholder's notice must be delivered to or mailed and received by the secretary of the corporation no later than ninety (90) days in advance of the anniversary date of the prior year's annual meting of shareholders. A shareholder's notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the corporation's books, of the shareholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the shareholder, (iv) any material interest of the shareholder in such business, and (v) if applicable, any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in his capacity as a proponent of a shareholder proposal. Notwithstanding the foregoing, in order to include information with respect to a shareholder proposal in the proxy statement and form of proxy for a shareholders' meeting, shareholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any meeting except in accordance with the procedures set forth in this Section 2.4. The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 2.4, and if he should so determine, he shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted."

     RESOLVED, that the following be hereby added to the Bylaws of the Corporation as Section 3.15:

     "3.15 ADVANCE NOTICE OF SHAREHOLDER NOMINATION OF DIRECTORS

          Nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is delivered to or mailed and received by the secretary of the corporation no later than
     (90) days in advance of the anniversary date of the prior year's annual meeting of shareholders. Each such notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and the name, age, address and principal occupation or employment of the person or persons to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or

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     understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding such nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors, and (v) the consent of each nominee to serve as director of the corporation if so elected. The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance wit the foregoing procedure."


                            PROPOSED BYLAW AMENDMENT


     In connection with preparation for the Company's 1998 annual meeting of shareholders, the Company's Bylaws do not require advance notice of shareholder proposals or nomination of candidates to stand for election to the Board of Directors. Most publicly held companies' bylaws establish an advance notice procedure for shareholder nominations and business brought before an annual meeting. These provisions would promote the orderly conduct of shareholder meetings and would help prevent the submission of business proposals or the nominations of directors under circumstances that leave inadequate time for consideration by all shareholders and for management to consider its response. (However, they would not affect an insurgent that intends to commence a proxy contest well in advance of the meeting of shareholders.)

     Under typical advance notice procedures, shareholders wishing to nominate candidates for election to the Board would be required to give 60 to 90 days prior written notice to the Company before the meeting at which directors are to be elected. Shareholders would have to give a similar notice if they intend to bring business before an annual meeting. A draft amendment to the Bylaws is attached.


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